Exhibit (12)

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                                                February 6, 2004



Eaton Vance Series Trust II
The Eaton Vance Building
255 State Street
Boston, Massachusetts  02109

PIMCO Funds: Multi-Manager Series
840 Newport Center Drive
Newport Beach, California  92660


     Re: Reorganization to Convert a Series of a Massachusetts Business Trust to a Series of another Massachusetts Business Trust

Ladies and Gentlemen:

     Eaton Vance Series Trust II, a Massachusetts business trust ("EATON VANCE TRUST"), on behalf of Eaton Vance Tax-Managed Emerging Markets Fund, a segregated portfolio of assets ("series") thereof ("ACQUIRING FUND"), and PIMCO
Funds: Multi-Manager Series, also a Massachusetts business trust ("PIMCO TRUST"), on behalf of its PIMCO PPA Tax-Efficient Structured Emerging Markets Fund series ("TARGET"), have requested our opinion as to certain federal income tax consequences of the proposed conversion of Target to Acquiring Fund, and related transactions, pursuant to an Agreement and Plan of Reorganization between them dated February 6, 2004 ("AGREEMENT").1 Specifically, Eaton Vance Trust and PIMCO Trust have requested our opinion (1) that the Reorganization will qualify as a "reorganization" (as defined in section 368(a)(1)(F))2 and each Fund will be "a party to a reorganization" (within the meaning of section 368(b)), (2) that neither the Funds nor the Shareholders will recognize gain or loss on the Reorganization, and (3) regarding the basis and holding period after the Reorganization of the Assets and the Acquiring Fund Shares issued pursuant thereto.

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1 Each of Acquiring Fund and Target is sometimes referred to herein as a "FUND."
All other capitalized terms herein that are not defined herein shall have the respective meanings ascribed to them in the Agreement.

2 All "section" references are to the Internal Revenue Code of 1986, as amended ("Code").

Kirkpatrick & Lockhart LLP

Eaton Vance Series Trust II
Pimco Funds: Multi-Manager Series
February 6, 2004
Page 2


     In rendering this opinion, we have examined (1) the Agreement, (2) the Prospectus and Proxy Statement dated December 18, 2003, regarding the Reorganization that was furnished in connection with the solicitation of proxies by PIMCO Trust's Board of Trustees for use at a special meeting of Target's shareholders held on January 15, 2004 ("PROXY STATEMENT"), and (3) other documents we have deemed necessary or appropriate for the purposes hereof. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification, on factual statements contained in the Proxy Statement and in the introduction of the Agreement and on the representations made in the Agreement (as contemplated in paragraph 5.6 thereof3) (collectively, "REPRESENTATIONS").


                                     OPINION

     Based solely on the facts set forth in the reviewed documents, and conditioned on the Representations being true at the Effective Time and the Reorganization being consummated in accordance with the Agreement, our opinion is as follows:

          (1) Acquiring Fund's acquisition of the Assets in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities, followed by Target's distribution of those shares in liquidation pro rata to the Shareholders constructively in exchange for their Target Shares, will qualify as a "reorganization" (as defined in section 368(a)(1)(F)), and each Fund will be "a party to a reorganization" (within the meaning of section 368(b));

          (2) Target will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in constructive exchange for their Target Shares;

          (3) Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

          (4) Acquiring Fund's basis in each Asset will be the same as Target's basis therein immediately before the Reorganization, and Acquiring Fund's holding period for each Asset will include Target's holding period therefor;

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3 That paragraph  expressly  provides  that, in rendering this opinion,  we "may rely as to factual matters, exclusively and without independent verification, on the representations and warranties made in this Agreement, which [we] may treat as representations and warranties made to [us]."

Kirkpatrick & Lockhart LLP

Eaton Vance Series Trust II
Pimco Funds: Multi-Manager Series
February 6, 2004
Page 3


          (5) A Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization;

          (6) A Shareholder's aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Target Shares it constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include, in each instance, its holding period for those Target Shares, provided the Shareholder holds them as capital assets at the Effective Time; and

          (7) For purposes of section 381, Acquiring Fund will be treated as if there had been no Reorganization. Accordingly, the Reorganization will not result in the termination of Target's taxable year, Target's tax attributes enumerated in section 381(c) will be taken into account by Acquiring Fund as if there had been no Reorganization, and the part of Target's taxable year before the Reorganization will be included in Acquiring Fund's taxable year after the Reorganization.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

     Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the regulations thereunder, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect our opinion; we assume no responsibility to update our opinion with respect to any such change or modification. Our opinion also is applicable only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent. Our opinion is solely for the addressees' information and use and may not be relied on for any purpose by any other person without our express written consent.


                                Very truly yours,

                                /s/ Kirkpatrick & Lockhart LLP



                                KIRKPATRICK & LOCKHART LLP